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                                   EXHIBIT 3.4

                       CERTIFICATE OF AMENDMENT OF BYLAWS

                            OF LUMINEX LIGHTING, INC.

                             DATED DECEMBER 15, 1995



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                            CERTIFICATE OF AMENDMENT

                                  OF BYLAWS OF

                             LUMINEX LIGHTING, INC.

                            A CALIFORNIA CORPORATION


           The undersigned, Secretary of Luminex Lighting, Inc., a California corporation, hereby certifies that the bylaws of the Corporation have been amended by a majority of the outstanding shares entitled to vote, as follows:

                                    AMENDMENT

           Article III, Section 3.2, has been amended to read as follows:

               The authorized number of directors shall be three (3) until changed by an amendment of the Articles of Incorporation or these Bylaws amending this Section 3.2 duly adopted by a vote or written consent of the holders of a majority of the outstanding shares; provided that if the authorized number of directors is five or more, any proposal to reduce the authorized number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of action by written consent, are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote.

           IN WITNESS WHEREOF, the undersigned hereby certifies this Certificate of Amendment effective as of the fifteenth day of December, 1995.


                                                /s/   TASNEEM SIDDIQUI
                                             -----------------------------------
                                             Tasneem Siddiqui, Secretary